Power of Attorney
        I, Peter Seah Lim Huat, director of Level 3 Communications, Inc. (the 'Company'), hereby designate any and all of Stephen Geoffrey Miller, Senior Executive Vice President and Chief Financial Officer of Singapore Technologies Telemedia Pte Ltd ('ST Telemedia'),  Ravi Lambah, Chief Operating Officer of ST Telemedia, Kek Soon Eng, Senior Vice President, Management of lnvestee Companies of ST Telemedia and Pek Siok Lan, General Counsel and Executive Vice President of ST Telemedia, as my agents and attorneys in fact to:
a)  prepare and sign on my behalf any Form 3 required as a result of my joining the Company's Board of Directors and any Form 4 with  respect to the Company under Section 16 of the Securities Exchange Act of 1934 or the rules thereunder in relation to, or in connection with, the exchange of all securities beneficially owned by me in the capital of Global Crossing Limited ('Global Crossing') for such number of common stock in the capital of the Company pursuant to the amalgamation contemplated in the agreement and plan of amalgamation dated as of April 10, 2011 by and among the Company, Apollo Amalgamation Sub, Ltd. and Global Crossing (the 'Exchange');
b)  file those forms with the Securities Exchange Commission which are required to be filed in relation to, or in connection with, the Exchange; and
c)  take any other action in relation to, or in connection with, any of the foregoing actions which,  in the opinion of such attorney-in-fact, is necessary, proper or of benefit to, to the best interest of, or legally required by, me.
        This power of attorney will remain in effect for so long as I am subject to the foregoing filing requirements with respect to the Company, unless revoked by me in a written notice delivered to the Company. I hereby acknowledge that neither my attorneys in fact nor the Company are assuming my obligation to file any of those forms on my behalf, or will have any liability to me for failures to file or inaccuracies in those forms.

        IN WITNESS WHEREOF, I have signed this Power of Attorney as of October 5, 2011.
/s/ Peter Seah Lim Huat
Name:  Peter Seah Lim Huat